EXHIBIT 99

Contact:	Will Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA PROVIDES UPDATE ON INTRANASAL PLECONARIL

Exton, PA, May 25, 2004 – ViroPharma Incorporated (Nasdaq: VPHM) today provided an update on intranasal pleconaril. Schering-Plough (NYSE: SGP) has an option to enter into a license agreement regarding ViroPharma’s intranasal formulation of pleconaril. If Schering-Plough exercises the option and enters into the license agreement with ViroPharma, Schering-Plough would assume responsibility for all future development and commercialization of intranasal pleconaril for the treatment of the common cold in the United States and Canada.

ViroPharma has recently delivered to Schering-Plough final tables and listings of the data from the clinical studies undertaken pursuant to the option agreement to evaluate the antiviral activity, safety and other performance characteristics of the new intranasal pleconaril formulation. These studies included a randomized, double blind, placebo-controlled study in 93 adult volunteers to determine the antiviral activity and safety of pleconaril nasal spray following an experimental rhinovirus respiratory infection. ViroPharma also performed a CYP 3A drug interaction study. In the antiviral activity study, patients were inoculated with a rhinovirus and then, 24 hours after inoculation, dosed either two or three times a day for three days with intranasal pleconaril or an intranasal placebo. Some of the subjects received oral pleconaril as a positive control, or oral placebo.

Objective and subjective measures of clinical benefit were seen in patients receiving pleconaril compared to patients receiving placebo, including a reduction in peak mean viral titer. Overall, similar effects were observed across all pleconaril-treated groups. The intranasal formulation of pleconaril was found to be generally safe and well tolerated. Plasma concentrations of pleconaril were found to be very low or undetectable in subjects receiving intranasal pleconaril. No evidence of CYP3A induction was observed.

Under its option agreement with ViroPharma, Schering-Plough has the right, in its sole discretion, to decide whether to exercise its pleconaril option. Schering-Plough is reviewing these clinical data and among other things is performing commercial analyses in order to arrive at a decision on whether it will exercise its pleconaril option. Schering-Plough has the right under its option agreement with ViroPharma to make this decision by mid-third quarter 2004.

If Schering-Plough chooses to exercise its option, then following the completion of the license agreement ViroPharma expects to receive an initial license fee of $10 million, and expects Schering-Plough to purchase ViroPharma’s existing inventory of bulk drug substance for an additional pre-determined fee. ViroPharma would also be eligible to receive additional milestone payments upon achievement of certain targeted events as well as royalties on Schering-Plough’s sales of intranasal pleconaril in the licensed territories.

Oral pleconaril has been studied in more than 5,000 patients in clinical trials for the treatment of the common cold and in more than 700 patients as part of a compassionate use program in patients who have serious or life-threatening picornavirus infections. In 2002, the FDA issued a “not approvable” letter for an oral tablet formulation of pleconaril for treatment of the common cold in adults citing the potential for drug interactions as a major reason for not approving the drug.

In 1995, ViroPharma licensed rights to develop and commercialize intranasal pleconaril in the United States and Canada from Sanofi-Synthelabo.

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

ViroPharma Forward Looking Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements relating to the timing of Schering-Plough’s decision in respect of the pleconaril option, and statements relating to license fees, inventory payments the milestones and royalties that ViroPharma could receive if Schering-Plough exercises its option and enters into a full license agreement for the further development and commercialization of pleconaril. There can be no assurance that Schering-Plough will exercise its option, or will make any decision regarding the option during the timeframe expected by ViroPharma. If Schering-Plough exercises its option and enters into a license agreement with ViroPharma for pleconaril, there can be no assurance that Schering-Plough will complete, or will be successful in completing, the clinical development of pleconaril, will gain regulatory approval for marketing pleconaril, or if approved, that pleconaril will gain market acceptance. Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. The results observed in the virus challenge study described in this press release are not necessarily predictive of results that may be seen with naturally occurring disease in a clinical study. As a result, our actual results could differ materially from those results expressed in, or implied by, this press release. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K and registration statements on Forms S-3 and S-4 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in the answers to this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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